Articles of Amendment to the
Articles of Incorporation of
U.S. Energy Corp.

U.S. Energy Corp. (the “Company”) amends its Articles of Incorporation by filing these Articles of Amendment pursuant to section 17-16-1006 of the Wyoming Business Corporation Act (the “WBCA”) as follows:

(i)	The name of the corporation is U.S. Energy Corp.

(ii)	The text of the amendment to the Articles of Incorporation is:

“Pursuant to section 17-16-808(a) of the Wyoming Business Corporation Act, a director of the Company shall be removed by the shareholders only for cause.”

(iii)	Not applicable.

(iv)	The amendment was adopted by the shareholders of the Company at the annual meeting of shareholders convened on June 23, 2006.

(v)	Not applicable.

(vi)
(A)     There were 19,603,961 shares of common stock outstanding and entitled to vote on the record date for the June 23, 2006 annual meeting. The common stock was the only voting group entitled to vote on the proposed amendment. The number of shares (one vote for per share) indisputably represented at the annual meeting (in person or by proxy) was 17,891,455.

(B)  The total number of votes cast for and against the amendment were 5,822,094 and 1,768,550, respectively. An additional 26,428 shares abstained from voting on the amendment, which abstentions are not included in the number stated as voting against the amendment. The number of votes cast in favor of the amendment (76% of the votes were in favor of the amendment) was sufficient for approval by the voting group, pursuant to WBCA section 17-16-1003(e)(ii).

U.S. Energy Corp.

By: /s/Daniel P. Svilar
Daniel P. Svilar, Secretary
June 23, 2006